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                                  EXHIBIT E.7
                   FINAL ORDER, DATED MARCH 12, 1997, OF THE
                       ARKANSAS PUBLIC SERVICE COMMISSION
                              APPROVING THE MERGER





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                       ARKANSAS PUBLIC SERVICE COMMISSION




IN THE MATTER OF THE JOINT APPLICATION     )
OF HOUSTON INDUSTRIES INCORPORATED,        )
HOUSTON LIGHTING & POWER COMPANY, HI       )
MERGER, INC. AND ARKLA, A DIVISION OF      )
NORAM ENERGY CORP., FOR APPROVAL OF        )   DOCKET NO. 96-286-U
AN AGREEMENT PROVIDING FOR THE MERGER      )   ORDER NO. 8
OF NORAM ENERGY CORP. WITH HOUSTON         )
INDUSTRIES INCORPORATED, ET AL.            )


                                     ORDER

      On November 6, 1996, the Arkansas Public Service Commission ("Commission") issued Order No. 7 granting conditional approval of a Joint Application filed by Houston Industries Incorporated ("HI"), Houston Lighting & Power Company ("HP&L"), HI Merger, Inc. ("HI Merger") (collectively referred to as "HI Applicants"), and Arkla, a division of NorAm energy Corp. ("NorAm") (collectively referred to as "the Applicants") for approval of an agreement by which NorAm would be merged with HI Applicants. The primary plan of the proposed merger was approved on a conditional basis pending the Commission's review and consideration of the final resolution of related proceedings pending before the Public Utility Commissions of Louisiana, Mississippi, and Minnesota and the Federal Energy Regulatory Commission ("FERC") and the United States Securities and Exchange Commission ("SEC"). The proposed merger was further conditioned on the continued compliance by the Applicants and NorAm with the various regulatory assurances referenced in Order No. 7 and as contained in the record of this proceeding.





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      On February 28, 1997, the Applicants filed a Motion For Entry of Final
Order ("Motion") in this docket requesting that the Commission issue a "final" order approving the proposed merger.

      Prior to the issuance of Order No. 7, a copy of the final order of the Oklahoma Public Service Commission approving the proposed merger was provided to this Commission. A copy of the Oklahoma Commission's final order was filed in this docket on November 6, 1996.

      Since the issuance of Order No. 7, the Mississippi Public Service Commission and the Louisiana Public Service Commission have each granted the necessary approvals for completion of the proposed merger. A copy of the order of the Mississippi Commission approving the proposed merger and a copy of the Louisiana Commission's Letter of Non-Opposition to the proposed merger were filed in this docket on December 13, 1996, and December 31, 1996, respectively. The Louisiana Commission subsequently issued an amendment to its earlier Letter of Non-Opposition, and that amendment was filed in this docket on January 31, 1997. The Applicants made no commitments in either of these jurisdictions or in Oklahoma that were not similarly made by the Applicants in this docket.

      In Minnesota, the Applicants did enter into a Stipulation, a copy of which is attached as Exhibit A to the Applicant's February 28, 1997, Motion, by which a number of commitments were made by the Applicants to the Minnesota Public Service Commission. The order of the Minnesota Commission approving the proposed merger subject to certain conditions was issued on February 24, 1997, and attached as Exhibit B to the Applicant's Motion. The Minnesota Commission's order





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incorporated the Stipulation, the written responses to questions regarding the
Stipulation, attached as Exhibit C to the Applicant's Motion, and certain agreed to filing/reporting requirements, attached as Exhibit D to the Applicant's Motion.

      By its February 28, 1997, Motion, the Applicants commit to the Arkansas Commission to observe in Arkansas the various commitments, agreements and conditions adopted by the Minnesota Commission to the extent to which the Arkansas Commission deems appropriate.

      The only remaining documentation required by Order No. 7 relates to pending proceedings before the FERC and SEC. By its Motion, the Applicants further commit that, upon issuance of any final and non-appealable FERC or SEC order adopting any stipulation or otherwise providing any benefits to ratepayers of any state jurisdiction, or imposing any conditions on Applicants that would benefit the ratepayers of any state jurisdiction, such benefits or conditions will be extended to Arkansas ratepayers to the extent the Arkansas Commission deems appropriate, provided the proposed merger is ultimately consummated.

      Based upon the foregoing commitments, the Applicant's request that this Commission issue a final order approving the proposed merger. Having considered the Applicant's Motion, as well as the Exhibits thereto, the Commission finds that the Motion is in the public interest and, therefore, should be approved. Accordingly, the Commission orders as follows:





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      1.   Applicant's February 28, 1997, Motion For Entry of Final Order is
granted subject to the Applicants continuing compliance with the various regulatory assurances referenced in Order No. 7 and as otherwise contained in the record of this proceeding, and the Applicants compliance with the additional commitments, agreements and conditions set forth in said Motion and Exhibits A, B, C and D thereto.

      2. In consideration of and reliance on such commitments, agreements and conditions, the proposed merger, conditionally approved by Order No. 7 herein, is hereby granted final approval.



      BY ORDER OF THE COMMISSION.
      This 12th day of March, 1997.



                                           /s/ Lavenski R. Smith
                                          -------------------------------------
                                          Lavenski R. Smith, Chairman

                                           /s/ Sam I. Bratton, Jr.
                                          -------------------------------------
                                          Sam I. Bratton, Jr., Commissioner

                                           /s/ Julius D. Kearney
                                          -------------------------------------
                                          Julius D. Kearney, Commissioner


 /s/ Glenna Hooks (acting)
-----------------------------
Jan Sanders
Secretary of the Commission

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